Exhibit 10.34
LEASE
by and between
BMR-GATEWAY BOULEVARD LLC,
a Delaware limited liability company
and
STEMCELLS, INC.,
a Delaware corporation

i

32.	Bankruptcy	60
33.	Brokers	61
34.	Definition of Landlord	62
35.	Limitation of Landlord’s Liability	62
36.	Intentionally Omitted	63
37.	Representations	63
38.	Confidentiality	63
39.	Notices	63
40.	Rooftop Installation Area	64
41.	Miscellaneous	65
42.	Option to Extend Term	68
43.	Expansion Option	69

ii

LEASE
     THIS LEASE (this “Lease”) is entered into as of this 2nd day of December, 2010 (the “Execution Date”), by and between BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and STEMCELLS, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements thereon located at 7707 Gateway Boulevard in Newark, California, including the building known as Building No. 5 located thereon (the “Building”) in which the Premises (as defined below) are located; and
     B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises located in the Building, pursuant to the terms and conditions of this Lease, as detailed below.
AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1. Lease of Premises. Effective on the Term Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord for use by Tenant (and its permitted successors and assigns) in accordance with the Permitted Use (as defined below) and no other uses, that portion of the Building consisting of approximately one-half of the first (1st) floor of the Building and one-half of the second (2nd) floor of the Building, as collectively shown on Exhibit A attached hereto, including exclusive shafts, cable runs, mechanical spaces and rooftop areas (the “Premises”). The Premises shall consist of approximately forty-three thousand (43,000) square feet of Rentable Area (as defined in Section 6.3 below). The Property and all landscaping, parking facilities, loading docks, private drives and other improvements and appurtenances related thereto, including, without limitation, the Building, the Amenities Building (as defined below) and the eight (8) other buildings currently located on the Property, and each additional building that is constructed on the Property (following substantial completion of such buildings) are hereinafter collectively referred to as the “Project.” The Project is commonly known as the Pacific Research Center. All portions of the Building that are for the non-exclusive use of the tenants of the Building only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms, equipment rooms, loading docks and public lobbies (all to the extent located in the Building), are hereinafter referred to as the “Building Common Area”. The current Building Common Areas are depicted in the grey shaded areas of Exhibit A attached hereto. All portions of the Project that are for the non-exclusive use of tenants of the Project generally, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, and the amenities building depicted on the Project Site Plan attached hereto as Exhibit A-1 (“Amenities Building”) in which Landlord shall provide, among other things, (i) a cafeteria serving hot and cold food prepared on-site, (ii) a fitness center with Class A workout equipment and related men’s and women’s locker room and shower facilities, (iii) a conference center with four (4) serviced conference rooms available on a first-reserved basis, (iv) a Project central mailroom, (v) the Project maintenance shop, (vi) the Project security command center and (vii) Project management offices (collectively, the “Amenities Building Services”), but excluding the Building Common Area and the common areas of any other building in the Project, are hereinafter referred to as the “Project Common Area.” Subject to the terms and provisions of this Lease, Landlord will provide the Amenities Building Services listed in items (i) through (iv) above throughout the Term. The Building Common Area and the Project Common Area are collectively hereinafter referred to as the “Common Areas.” All of the area in the Amenities Building is currently used to provide the Amenities Building Services; however, if at any time any portion of the Amenities Building is used as tenant space rentable to other Project tenants or for other uses aside from the provision of the Amenities Building Services, then the leasable area of the Amenities Building will be separated such that only that proportion of the Amenities Building dedicated exclusively to the provision of the Amenities Building Services to the tenants of the Project will be included in the Project Common Areas (and the Project Operating Expenses will only include those costs associated with the portion of the Amenities Building used for the provision of the Amenities Building Services in accordance with Article 9 below), and such leasable areas will be included in the Project for purposes of calculating Operating Expenses (i.e., the square footage of the Project will be increased to reflect such areas).
2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
     2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

     2.2. In the definitions below, each current Rentable Area (as defined in Article 6 below) is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares (as defined in Section 7.2 below) are all subject to adjustment as provided in this Lease.

Means the Following (As of the Term
Definition or Provision	Commencement Date)
Approximate Rentable Area of Premises	43,000 square feet
Approximate Rentable Area of Building	148,848 square feet
Approximate Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of Building	28.9%
Tenant’s Pro Rata Share of Project	3.1%
Load Factor for Building	13%
     2.3. Monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment as follows:

		Base Rent per
	Square Feet of	Square Foot of
Lease Year	Rentable Area	Rentable Area	Monthly Base Rent	Annual Base Rent
Term Commencement Date-Month 14 of the initial Term	43,000	$2.20 monthly (subject to abatement as set forth in Section 7.1 below)	$94,600	$1,135,200
Months 15-26 of the initial Term	43,000	$2.30 monthly	$98,900	$1,186,800
Months 27-38 of the initial Term	43,000	$2.40 monthly	$103,200	$1,238,400
Months 39-50 of the initial Term	43,000	$2.50 monthly	$107,500	$1,290,000
Months 51-62 of the initial Term	43,000	$2.60 monthly	$111,800	$1,341,600

		Base Rent per
	Square Feet of	Square Foot of
Lease Year	Rentable Area	Rentable Area	Monthly Base Rent	Annual Base Rent
Months 63-74 of the initial Term	43,000	$2.67 monthly	$114,810	$1,377,720
Months 75-86 of the initial Term	43,000	$2.74 monthly	$117,820	$1,413,840
Months 87-98 of the initial Term	43,000	$2.81 monthly	$120,830	$1,449,960
Months 99-110 of the initial Term	43,000	$2.88 monthly	$123,840	$1,486,080
Months 111-122 of the initial Term	43,000	$2.95 monthly	$126,850	$1,522,200
Month 123-Term Expiration Date	43,000	$3.02 monthly	$129,860	$1,558,320
     2.4. Estimated Term Commencement Date: July 1, 2011
     2.5. Estimated Term Expiration Date: One hundred thirty four (134) months following the Term Commencement Date.
     2.6. Security Deposit: $335,825.00 (based on three (3) months’ Base Rent at the average monthly rate over the initial Term), subject to increase only in the event Tenant elects to expand the Premises or if the Additional TI Allowance results in an increase of the average monthly Base Rent amount by more than five percent (5%), at which point, within ten (10) business days of any such increase in Base Rent, Tenant shall pay to Landlord the additional increase to the Security Deposit.
     2.7. Permitted Use: Office, R&D, manufacturing support and laboratory use as further detailed in that certain side letter agreement dated of even dated herewith, which is incorporated herein by this reference, and to the extent authorized by the City of Newark (“City”), biotechnology manufacturing, in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”) (collectively, the “Permitted Use”). As of the Execution Date the zoning for the Project is MT-1. Landlord acknowledges and recognizes the oral acknowledgement by the City Community Development Director that laboratories devoted to experimentation, research and development, do not require a conditional use permit in order to perform such activities at the Project.

2.8.	Address for Rent Payment:	BMR-Gateway Boulevard LLC

P.O. Box 511231
Los Angeles, California 90051-2997

2.9.	Address for Notices to Landlord:	BMR-Gateway Boulevard LLC

17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Counsel

2.10.	Address for Notices to Tenant:

Prior to Term Commencement Date:	StemCells, Inc.
3155 Porter Drive
Palo Alto, CA 94304
Attn: Senior Vice President,
Operations

Following Term Commencement Date:	StemCells, Inc.
7707 Gateway Boulevard, Suite 200
Newark, California 94560
Attn: Senior Vice President,
Operations

With a copy to:	StemCells, Inc.
7707 Gateway Boulevard, Suite 200
Newark, California 94560
Attn: General Counsel

2.11.	The following Exhibits are attached hereto and incorporated herein by reference:

	Exhibit A	Premises
	Exhibit A-1	Project Site Plan
	Exhibit B	Work Letter
	Exhibit B-1	Landlord’s Work
	Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
	Exhibit D	Form of Additional TI Allowance and Expansion Space Additional TI Allowance Acceptance Letter
	Exhibit E	Form of Letter of Credit
	Exhibit F	Rules and Regulations
	Exhibit G	[Intentionally omitted]
	Exhibit H	Tenant’s Personal Property
	Exhibit I	Form of Estoppel Certificate
	Exhibit J	Expansion Space
	Exhibit K	Form of Memorandum of Lease

3. Term. The actual term of this Lease shall be approximately one hundred thirty-four (134) months (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) and shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that is one hundred thirty-four (134) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to extension (as provided in Article 42) and earlier termination of this Lease as provided herein; provided that if the Term Expiration Date as calculated above is not the last day of the month, then the Term Expiration Date shall be the last day of the month which is one hundred thirty-four (134) months after the Term Commencement Date. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
4. Possession and Commencement Date.
     4.1. The “Term Commencement Date” shall be the date which is seven (7) months after Landlord delivers possession of the Premises to Tenant for the completion of the Tenant Improvements (as defined below), except as extended by any Landlord Delays. Landlord shall deliver the Premises to Tenant upon the full execution and delivery of this Lease, and, thereafter, provided Tenant has complied with the provisions of Section 4.5, Tenant and its authorized representatives, agents and contractors will have the right to access and use the Premises for the purpose of completing the Tenant Improvements in the Premises, preparing the Premises for Tenant’s business operations and conducting business from the Premises in the event the Tenant Improvements are Substantially Complete prior to the Term Commencement Date. Tenant’s occupancy of the Premises for the Permitted Use prior to the Term Commencement Date shall not accelerate the Term Commencement Date or the Term Expiration Date, but such occupancy shall be on all terms and conditions of this Lease other than the obligation to pay Base Rent during such period. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder.
          (a) Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date. Notwithstanding Section 2.7 above, Landlord acknowledges that Tenant intends to obtain a conditional use permit from the City for the Permitted Use (including biotechnology manufacturing) following the Execution Date and approval of the Permitted Use by the Gateway Technology Center Property Owners Association (collectively, the “Required Approvals”), and Landlord consents to such action by Tenant and agrees that in the event Tenant, despite its diligent efforts to do so, is unable to obtain the Required Approvals allowing Tenant to use the Premises for the Permitted Use (including biotechnology manufacturing), Tenant will be permitted to terminate this Lease by providing prior written notice to Landlord no later than February 28, 2011. In the event of a termination pursuant to this Section 4.1(a), this Lease shall terminate as of the date of Tenant’s notice and neither party shall have any further liability to the other on account of this Lease; provided that Landlord will refund all amounts paid to it by Tenant (e.g., Security Deposit and any prepaid Rent). Landlord shall not expend any TI Allowance prior to the earlier of: (i) the date upon which the Required Approvals are obtained or (ii) the date on which Tenant delivers written notice of its election to waive its right to terminate the Lease pursuant to this Article 4 (the “Approval Date”); provided that from and after the Approval Date, the TI Allowance will be disbursable in accordance with this Lease and the Work Letter (even for work performed prior to the Approval Date). Tenant will not have any right to terminate this Lease after the Approval Date except as otherwise provided in this Lease.
          (b) In the event there are any actual delays in the Substantial Completion of the Tenant Improvements or Expansion Space Tenant Improvements caused by Landlord, Landlord’s architect, contractors or agents, including, without limitation, as a result of (i) Landlord’s failure to approve any item within the time limits set forth in the Work Letter, (ii) failure to deliver the Premises (or any Expansion Space) as and when required pursuant to this Lease, or (iii) failure to timely pay Tenant or any contractors, subcontractors, architects, engineers or other parties as required pursuant to the Work Letter, then after notice to Landlord of such delay and the expiration of a two (2) business day cure period, any such delay shall be deemed a “Landlord Delay.” The Term Commencement Date or Expansion Space Rent Commencement Date (as applicable) will be extended on a day for day basis by the number of days of Landlord Delay which actually results in a delay in Substantial Completion; provided that the Term Expiration Date will be calculated from the date upon which the Term Commencement Date would have occurred but for the Landlord Delay. The term “Substantially Complete” or “Substantial Completion” with respect to the Tenant Improvements, means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.
     4.2. Tenant shall cause to be constructed the tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the Work Letter attached hereto as Exhibit B (the “Work Letter”) at a cost to Landlord not to exceed (a) Seven Million Nine Hundred Fifty-Five Thousand Dollars ($7,955,000) (based upon One Hundred Eighty-Five Dollars ($185.00) per square foot of Rentable Area (as defined below)) (the “Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section, up to Two Million One Hundred Fifty Thousand Dollars ($2,150,000) (based upon Fifty Dollars ($50.00) per square foot of Rentable Area) (the “Additional TI Allowance”), for a total of Ten Million One Hundred Five Thousand Dollars ($10,105,000) (based upon Two Hundred Thirty-Five Dollars ($235.00) per square foot of Rentable Area), plus (c) if the Expansion Space is leased pursuant to Article 43, the Expansion Space TI Allowance (as defined in Article 43), if properly requested by Tenant (as applicable). The Base TI Allowance, together with the Additional TI Allowance and the Expansion Space TI Allowance (if properly requested by Tenant pursuant to this Articles 4 and 43, respectively), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (n) demolition and construction, with up to Five Dollars ($5.00) per square foot of Rentable Area available for wiring and cabling costs, (o) project management by Landlord (which fee shall equal one percent (1%) of the cost of the Tenant Improvements, including the Base TI Allowance and, if used by Tenant, the Additional TI Allowance and the Expansion Space TI

Allowance), (p) space planning, project management, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits for the Tenant Improvements and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, (r) compliance of the Tenant Improvements with applicable building codes and regulations, including, without limitation, costs to build the Tenant Improvements in compliance with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), or Title 24 of the California Code of Regulations (“Title 24”) required as a result of the design of the Tenant Improvements (with non-compliant conditions in the Common Area existing as of the date of this Lease to be remedied by Landlord as part of the Landlord’s Work, at Landlord’s sole cost and expense), (s) signage and (t) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Except for the 1% project management fee set forth above, Tenant shall not be obligated to pay any additional construction management fee to Landlord for Landlord’s role in reviewing or approving the initial Tenant Improvements or plans related thereto, provided Tenant shall be responsible for the project management fee as set forth in Section 17.10 in connection with any Alterations performed by Tenant pursuant to the terms of this Lease and the project management fee as set forth in Article 43 relating to the Expansion Space Tenant Improvements.
     4.3. If the Additional TI Allowance is disbursed by Landlord, Base Rent (commencing on the Rent Commencement Date (as defined in Section 7) shall be increased by twelve-thousandths of One Dollar ($.012) per square foot of Rentable Area per month for every dollar per square foot of Rentable Area of the Additional TI Allowance so disbursed. Tenant shall have until December 31, 2011 (the “TI Deadline”), to expend any unused portion of the TI Allowance (excluding the Expansion Space TI Allowance, which shall be governed by Section 43.3 below), after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Term Commencement Date and, if such determination does not reflect use by Tenant of all of the Additional TI Allowance, shall be determined again as of the TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Term Commencement Date and ending on the TI True-Up Date. The Additional TI Allowance will be disbursed on an “as needed” basis and only the amounts disbursed by Landlord pursuant to the Work Letter will be used for purposes of the above Base Rent calculation.
     4.4. Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D hereto executed by an authorized officer of Tenant with respect to the Additional TI Allowance. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease, except with respect to the Expansion Space Base TI Allowance, as set forth in Article 43 hereof. Tenant shall deliver to Landlord (i) a certificate of occupancy for the Premises (provided that Landlord will perform any work necessary to obtain the building department’s completion sign off on Landlord’s Work as a condition of Substantial Completion of Landlord’s Work) and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by Tenant’s architect and the Contractor.
     4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses (as defined below).
     4.6. Tenant shall select the construction manager, architect, engineer, general contractor (“Contractor”) and major subcontractors, pursuant to a competitive bidding process involving three candidates that shall be mutually agreed upon by Landlord and Tenant prior to commencing the bidding process. Landlord will be provided with copies of the bids and shall have the right to reasonably disapprove the bid selected by Tenant. Landlord’s failure to object in writing to the bid selected by Tenant within ten (10) business days following its receipt thereof shall be deemed Landlord’s approval of such bid. The Contractor’s proposal for the cost of construction of the Tenant Improvements (or Expansion Space Tenant Improvements) shall either be a fixed fee or guaranteed maximum price proposal acceptable to both Landlord and Tenant. The general contract for the Tenant Improvements (or Expansion Space Tenant Improvements) may include liquidated damages payable by Contractor to Tenant in the event Substantial Completion of the Tenant Improvements (or Expansion Space Tenant Improvements) is not achieved by the Estimated Term Commencement Date (or estimated Expansion Space Rent Commencement Date) for any reason other than Force Majeure or delays attributable to any Tenant initiated Changes (as defined in the Work Letter). Landlord may refuse to consent to the use of contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony with Landlord’s contractors, subcontractors or material suppliers performing services at the Building.
     4.7. Commencing on the Execution Date and simultaneously with Tenant’s performance of the Tenant Improvements, Landlord shall perform the core and shell work listed on Exhibit B-1 (the “Landlord’s Work”). All Landlord’s Work that must be completed in order to allow Tenant to Substantially Complete the Tenant Improvements by the Substantial Completion date set forth in the Schedule prepared in accordance with Section 1.2 of the Work Letter shall be Substantially Complete on or before June 1, 2011 and, except for completion of construction of the freight elevator, all Landlord’s Work shall be Substantially Complete on or before June 15, 2011 and the freight elevator shall be complete by July 31, 2011 ; provided, Tenant agrees that (i) in the event the Landlord’s Work that must be completed in order to allow Tenant to Substantially Complete the Tenant Improvements prior to the Substantial Completion date set forth in the Schedule prepared in accordance with Section 1.2 of the Work Letter is not Substantially Complete on or before June 1, 2011, (ii) in the event all Landlord’s Work (except for completion of construction of the freight elevator) is not Substantially Complete on or before

June 15, 2011 for any reason or (iii) in the event the freight elevator is not complete on or before July 31, 2011 for any reason then (a) this Lease shall not be void or voidable and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but any such delays will be “Landlord Delays” as defined in Section 4.1 above without any notice or cure period. During the completion of the Tenant Improvements, Tenant and its contractors, subcontractors and material suppliers will be given access to the Premises using one of the passenger elevators in the Building, which Landlord will dedicate for construction use and provide any protection Landlord deems necessary to the interior of the elevator due to such construction use, but upon occupancy of the Building by another tenant, elevator use shall be subject to reasonable restrictions based on the needs of such other tenant(s). The term “Substantially Complete” or “Substantial Completion” with respect to the Landlord’s Work, means that the Landlord’s Work is substantially complete except for minor punch list items. Notwithstanding anything in this Lease (including the Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below). When the Landlord’s Work is deemed Substantially Complete by Landlord, Landlord shall deliver written notice to Tenant thereof and shall schedule a walk-through inspection with Tenant’s architect and the Contractor to verify Substantial Completion and identify any minor punch list items which will not affect Substantial Completion of the Tenant Improvements or occupancy of the Premises for the Permitted Use. Such minor punch list items will be remedied or completed by Landlord within thirty (30) days after such inspection.
5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, except as set forth in this Lease. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises as of the Execution Date and agrees to take the same in its condition “as is” as of the Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy except as provided in this Lease or the Work Letter or to pay for or construct any improvements to the Premises, except for the Base TI Allowance and, if properly requested by Tenant, the Additional TI Allowance (and Expansion Space TI Allowance, if any). Tenant shall have until the date that is ninety (90) days after the Term Commencement Date to notify Landlord that any portion of the Landlord’s Work or the Building systems (i.e., plumbing, HVAC and electrical) installed or repaired by Landlord (but not including any such systems installed as part of the Tenant Improvements) was not in working order, when received by Tenant; otherwise, Tenant’s taking of possession of the Premises shall conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair. In the event that Tenant notifies Landlord that the Landlord’s Work or Building systems installed or repaired by Landlord are not in working order, as verified by Landlord, then Landlord shall use commercially reasonable efforts to correct or repair such condition and the cost of such corrective actions or repairs performed in the first twelve (12) months of the Term, shall not be included in Operating Expenses nor otherwise charged to Tenant as Additional Rent.

6. Rentable Area.
     6.1. The term “Rentable Area” reflects such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect (i) actual physical changes in the size of the Premises, the Building or the Project, as applicable or (ii) in the ratio of useable tenant space to Common Area; provided that in no event shall the load factor for the Building increase by more than five percent (5%) of the load factor as of the date of this Lease. Following Tenant’s completion of Construction Plans for the Premises, Landlord’s architect shall measure the Rentable Area of the Premises and certify the final Rentable Area to Landlord and Tenant. Such certification shall include data and calculations supporting how such measurement was arrived at so that Tenant’s space planner/architect may review Landlord’s architect’s determination of the Rentable Area of the Premises and Tenant may, within fifteen (15) business days after Tenant’s receipt of Landlord’s architects certification, object to such determination by written notice to Landlord. If Tenant objects to such determination, Landlord’s architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the Rentable Area of the Premises. If Landlord’s architect and Tenant’s space planner/architect cannot agree on the Rentable Area of the Premises within thirty (30) days after Tenant’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Premises. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (1/2) of the fees and expenses of the independent third party space measurement professional. Following such measurement, Landlord shall prepare and Tenant shall enter into an amendment to this Lease memorializing any change in Rentable Area of the Premises on account of such measurement and adjusting the Base Rent, Security Deposit increase, TI Allowance and Tenant’s Pro Rata Share.
     6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.
     6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.
     6.4. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project, but not including the Amenities Building.
     6.5. Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications.
7. Rent.
     7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the date which is three (3) months after the Term Commencement Date (the “Rent Commencement Date”), the sums set forth in Section 2.3 subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.
     7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.2 (“Tenant’s Pro Rata Share”), of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord. In calculating Operating Expenses, Landlord will allocate Operating Expense items which relate solely to one building of the Project and its occupants (including, without limitation, portions thereof dedicated to non-exclusive use by building occupants, similar to the Building Common Areas) to the specific building to which such expenses relate. Any Operating Expenses which cannot be allocated solely to one building and its occupants will be allocated on a proportionate basis (based on relative square footage) among the buildings and occupants of the Project (or those buildings to which such Operating Expense relates, and their occupants, if it is less than the entire Project (e.g., property tax statements for part, but not all, of the buildings within the Project).
     7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset (except as expressly permitted under the terms and conditions of this Lease), in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.
8. Rent Adjustments. Base Rent shall be subject to an annual upward adjustment as set forth in the table in Section 2.3. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary, as set forth in the table in Section 2.3 for so long as this Lease continues in effect.
9. Operating Expenses.
     9.1. As used herein, the term “Operating Expenses” shall include:

          (a) Government impositions including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof (collectively, “Taxes”). Notwithstanding anything to the contrary in this Lease, Taxes included in Operating Expenses payable by Tenant shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; Landlord’s general income taxes, succession, transfer or gift tax; excise taxes imposed upon Landlord based upon rentals or income received by it (except if levied in lieu of real property taxes); taxes attributable to any period outside of the Term (provided that any holdover by Tenant will be considered within the Term for purposes of this provision); any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, impact fees, concurrency fees or other fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) related solely to any future development of the vacant pad sites at the Project, or any allocations, reserves or sinking funds relating to such development, unless the same are contained in the property tax bills for the Project (in which case the portion allocable to the new building(s) will be allocated to the tenants of such new building(s)); and
          (b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building, Building Common Area, the Project Common Areas (including the Amenities Building, which shall include (i) Project office rent at fair market rental rates (not to exceed the net average rental rate of the Project) for a commercially reasonable amount of space for Project management personnel located in the Amenities Building, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office and (ii) fair market rent (not to exceed the net average rental rate of the Project) for the portion of the Amenities Building used in providing the Amenities Building Services, provided, however, Operating Expenses pertaining to the Amenities Building (including the Project office rent and the Amenities Building rent) shall in no event exceed Ten Cents ($.10) per square foot of Rentable Area per month); provided that any costs for services, maintenance, repairs, and the like provided directly by Landlord or affiliates of Landlord shall be at commercially reasonable prices, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Building Common Area and Project Common Areas; sewer fees; cable television; trash collection; Building Common Area and Project Common Area cleaning, including the windows of the Building and the Amenities Building; heating; ventilation; air-conditioning; maintenance of landscaping and grounds of the Building Common Area and Project Common Areas; maintenance of drives and parking areas of the Building Common Area and Project Common Areas; maintenance of the non-structural portions of the roof of the Building and the Amenities Building; Building Common Area and Project Common Area security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Building, Building Common Area, Project Common Areas or the Project as a whole (as reasonably allocated to the Building as set forth in Section 7.2 above); license, permit and inspection fees associated with Landlord’s maintenance, repair and operation of the Building, Building Common Area, Project Common Areas or the Project as a whole (as reasonably allocated to the Building as set forth in Section 7.2 above); sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building, Building Common Area, Project Common Areas or the Project as a whole (as reasonably allocated to the Building as set forth in Section 7.2 above) and its systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; reasonable accounting, legal and other professional fees and expenses incurred in connection with Landlord’s maintenance, repair and operation of the Project, including, without limitation, determining the Operating Expenses payable by the tenants of the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas or in the Project office; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below), as long as such costs are not otherwise excluded from Operating Expenses pursuant to the following paragraph; insurance premiums, including premiums for public liability, property casualty, earthquake, flood, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies, provided Tenant’s share of any flood or earthquake insurance deductible expense shall not exceed $100,000 and Tenant’s share of any property or general liability insurance deductible shall not exceed $25,000; service contracts for the Building, Building Common Area, Project Common Areas or the Project as a whole (as reasonably allocated to the Building as set forth in Section 7.2 above); costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons in proportion to the time such persons perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen; and capital expenditures (including capital expenditures to increase energy efficiency), (provided that such capital expenditures shall not include capital expenditures (i) made for aesthetic purposes or to enhance the value of the Project (as opposed to repairs, maintenance or replacement of Building or Project components), (ii) that solely benefit one or more tenants of the Project (as opposed to the Project as a whole), (iii) to repair or replace structural components of the Building or foundation, or (iv) which are made to comply with Applicable Laws in effect as of the Execution Date of this Lease and provided further that such capital expenditures shall be amortized over such item’s useful life as determined in accordance with Generally Accepted Accounting Principles, consistently applied but not to exceed eleven (11) years with interest calculated at nine percent (9%) per annum, for each such year of useful life of the capital item during the Term). By way of example only, capital expenditures to “comply with Applicable Laws” shall not include any capital expenditures made by Landlord to comply with any nonresidential voluntary measures of the California Green Building Standards Code or similar voluntary measures unless such capital expenditures result in Operating Expense savings.
          Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions or other costs incurred in procuring tenants of the Project, or any fee in lieu of commissions; expenses that relate to preparation of rental space for a tenant or to provide any other accommodation for use by less than all of the tenants of the Project; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing except to the extent covered by warranty); legal expenses relating to other tenants; costs of any nature to the extent reimbursed by condemnation awards, another tenant of the Building (except as part of such tenant’s operating expense obligations), warranties, or payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)); costs incurred in keeping the Building systems installed or repaired by Landlord as part of the Landlord Work in good working order and condition during the first (1st) twelve (12) months of the Term; costs incurred in connection with Landlord’s performance of the Landlord’s Work; taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s operating expense payments); ground lease payments (if any); Landlord’s general corporate overhead; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); bad debt expenses and interest, principal, points and fees on debts or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Property); marketing costs, including attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; art work; expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged directly but that are provided to another tenant or occupant of the Building, without charge; electric power costs or other utility costs for which any tenant directly contracts with the local public service company; costs of any future expansion of or development on the vacant pad sites located at the Project; costs incurred solely due to the gross negligence or willful misconduct of another tenant or Landlord (or which would be a Tenant indemnity obligation hereunder if caused by Tenant’s negligent acts or omissions); costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials (as defined in Article 21 below) or to remove, remedy, treat or contain any Hazardous Material to the extent such costs (x) result from Landlord’s gross negligence or willful misconduct, (y) resulted from Hazardous Materials which existed in the Building or on the Property prior to the Execution Date (provided that any Hazardous Materials in the Premises which are made Tenant’s responsibility pursuant to Article 21 below shall remain Tenant’s direct obligation) and (z) as to any other Hazardous Materials-related costs, Landlord will first exhaust any available insurance proceeds and use good faith and commercially reasonable efforts (short of litigation) to pursue any third parties for reimbursement of any such costs prior to including such amounts in Operating Expenses; costs of upgrades to the Building or Project solely effectuated for the purpose of obtaining or upgrading a LEED certification or similar rating; and costs to perform any Open Space Work (as defined in the CC&Rs) or to comply with requirements of any development permits for the Project. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses (without gross up for purposes of such determination with respect to Operating Expenses of the Project), Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses; provided that Landlord shall supply Tenant with reasonable evidence supporting Landlord’s determination of such excess use and the method of calculating the amounts being charged to Tenant, and such over standard use charges will be subject to audit in accordance with Section 9.3 below.
          In the event Landlord ceases to provide, or reduces the level of the Amenities Building Services, then Operating Expenses will be appropriately reduced to reflect such decrease in services; provided that the foregoing shall not be deemed to constitute Tenant’s consent to any such cessation or reduction during the Term unless attributable to (i) any reason beyond the control of Landlord (e.g., due to a casualty to or condemnation of all or a portion of the Amenities Building (but only for that period between the event of casualty or the effective date of taking and completion of the necessary restoration work) or as otherwise permitted under this Lease, (ii) Force Majeure, or (iii) any change in Applicable Laws which prevents Landlord from providing some or all of the Amenities Building Services.
     9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.
          (x) The “Property Management Fee” shall equal two percent (2%) of the Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. Operating Expenses shall not include any property management fee, administrative fee or similar compensation to Landlord or any third party because the Property Management Fee shall be charged in lieu of including all such amounts in Operating Expenses. During the period from the Term Commencement Date through the Rent Commencement Date, the Property Management Fee shall be calculated based on the Base Rent payable by Tenant on the Rent Commencement Date.
          (y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after Tenant’s receipt of the statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference. Notwithstanding the foregoing, if Landlord fails to provide Tenant with a written statement of the actual Operating Expenses incurred during the prior calendar year by July 31 of the following year, Landlord shall be deemed to have waived any all rights of Landlord to collect such underpayment of Operating Expenses by Tenant for the prior calendar year.
          (z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.
     9.3. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within forty-five (45) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such forty-five (45)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm (the “Independent Auditor”) hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”). Landlord shall make such books and records available for review by the Independent Auditor and/or Tenant’s employees at the location where Landlord maintains them in the ordinary course of its business (which location shall be in the State of California). Landlord need not provide copies of any books or records to the Independent Auditor at any other location. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses or Tenant’s Pro Rata Share thereof (including the Independent Auditor’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses or Tenant’s Pro Rata Share thereof, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the greater Bay Area, California, area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the Independent Auditor and the Independent Auditor’s firm) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses or Tenant’s Pro Rata Share thereof, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses or Tenant’s Pro Rata Share thereof. The Accountants may not select or designate any other determination of Operating Expenses or Tenant’s Pro Rata Share thereof. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review and the Accountant(s). In all other cases, Tenant shall pay the cost of the Independent Review and the Accountant(s).
     9.4. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Tenant commences operating and conducting its business from the Premises prior to the Term Commencement Date as permitted pursuant to Section 4.1, Tenant shall be responsible for Operating Expenses associated with such early occupancy of the Premises from the date it commences business operations within the Premises. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease or (b) the date Tenant has fully vacated the Premises (as evidenced by the absence of all of Tenant’s employees and furnishings from the Premises, and the cessation of all business operations of

Tenant therein, the surrender of the Premises in the condition set forth in Section 18.2 and the satisfaction of all terms and conditions of Section 26.1.
     9.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.
     9.6. Within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or the Work Letter.
     9.7. In the event that the Building is less than fully occupied, Tenant acknowledges that Landlord may extrapolate those Variable Building Operating Expenses (defined below) by dividing (a) the total cost of Variable Building Operating Expenses by (b) the Rentable Area of the Building, that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Building; provided that such adjustment shall not result in an increase in Tenant’s cost of Variable Operating Expenses in excess of ten percent (10%) above the Variable Operating Expenses that would be payable by Tenant prior to making such adjustment. Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z); provided, however, that Landlord shall not recover more than one hundred percent (100%) of such Operating Expenses. No Operating Expenses attributable to the Project as a whole will be subject to gross up. Notwithstanding the foregoing, in the event there is vacant space in the Building, to the extent it is feasible, Landlord will not provide services resulting in Operating Expenses to such space.
     9.8. “Variable Building Operating Expenses” shall mean the following Operating Expenses which exclusively relate to the Building and which fluctuate based on occupancy of the Building: (i) water, (ii) sewer, (iii) trash removal, (iv) janitorial supplies, and (v) carpet/floor cleaning and repairs.
10. Taxes on Tenant’s Property.
     10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.
     10.2. If any such taxes on Tenant’s personal property or unattached equipment are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or unattached equipment, as reasonably determined by Landlord (the

“Personal Property Taxes”), and if Landlord, after written notice to Tenant including documentary evidence of Landlord’s basis for such determination, pays the Personal Property Taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the Personal Property Taxes so paid by Landlord; provided that Tenant shall not be liable for such assessments associated with the value of any other tenant’s personal property or trade fixtures as part of Operating Expenses.
     10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to personal property, unattached equipment or improvements in or alterations to any space in the Building or Project leased by other tenants of the Building or Project shall not be included in the Operating Expenses defined in Article 9, but shall be treated, as to such other tenants, as provided in this Section 10.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the building standard, then such records shall be binding on both Landlord and Tenant.
     10.4. Tenant, at its sole risk, cost and expense, shall have the right, to request that Landlord seek, on Tenant’s behalf, a reduction in the assessed valuation of the Tenant Improvements and trade fixtures or to contest any taxes thereon that are to be paid by Tenant and Landlord agrees to proceed with such request. If Tenant desires Landlord seek a reduction or contests such taxes, despite the submission of such proceeding or contest by Landlord, Tenant shall still be required to pay such taxes as part of Operating Expenses. Landlord, on final determination of the proceeding or contest, if such proceeding or contest is successful, shall promptly pay to Tenant any refund received by Landlord in connection with such proceeding or contest.
11. Security Deposit.
     11.1. Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent and such default is not timely cured in accordance with the cure rights provided in this Lease as applicable to such default (if any), then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) business days following demand therefor, deposit cash with

Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
     11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.
     11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and upon such purchaser’s written acknowledgement of its receipt of such funds to Tenant, thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.
     11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it as a condition of effective surrender of the Premises, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease. Landlord’s obligation to return the unused balance of the Security Deposit shall survive the expiration or earlier termination of this Lease.
     11.5. [Intentionally Omitted]
     11.6. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.
     11.7. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:
          (a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is sixty (60) days after the then-current Term Expiration Date, a letter of credit in substantially the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall promptly, after Tenant receives knowledge of such receivership or insolvency, deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires (but in no event to a date more than sixty (60) days after the Term Expiration Date); and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s reasonable legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension; provided such reimbursement shall not exceed Two Thousand Five Hundred Dollars ($2500) for each review of the initial L/C Security or its replacement or extension.
          (b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.
          (c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) sixty (60) days after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.
          (d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security. Landlord shall not be liable to Tenant for any damages as a result of a wrongful draw under the L/C Security and a wrongful draw shall not be considered a Landlord breach or default under the Lease. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.
          (e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within thirty (30) days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary, or, in Tenant’s sole discretion, replace the L/C Security with a cash Security Deposit delivered to Landlord’s transferee. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.
12. Use.
     12.1. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
     12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; provided however, Tenant shall not be required to cause the Building or Project to comply with any Applicable Laws requiring any improvements or alterations outside of the Premises (except (i) to the extent such compliance relates to Tenant’s installation, use, or maintenance of its equipment which Tenant is permitted to so install and maintain in accordance with the terms and conditions of this Lease or (ii) for Operating Expenses Tenant is responsible for pursuant to Article 9 of this Lease ). Subject to Landlord’s acknowledgement set forth in Section 2.7, Tenant shall not use or occupy the Premises in violation of zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord (which will include the notice of violation from such Governmental Authority), discontinue any use of the Premises that is conclusively determined by any Governmental Authority having jurisdiction to be a violation of any of the above (subject to Tenant’s right to contest such finding). Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof; provided that Tenant shall not be in default of such obligation if it has the right to appeal such directive and Tenant prosecutes such appeal in a timely fashion and in a manner that does not impose or threaten to impose any lien, charge or other obligation, penalty or sanction on Landlord or any portion of the Project and Tenant shall indemnify Landlord for any Claims (as defined in Section 12.11) arising out of or in connection with Tenant’s appeal of any such Governmental Authority directive.
     12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all reasonable and customary rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Landlord’s insurance will be underwritten for laboratory biotechnology use.

     12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.
     12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.
     12.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.
     12.7. Except for Tenant’s exterior signage in the common lobby of the Building (as hereinafter provided), no sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises (other than signs in the interior of the Premises which are not visible from outside the Premises) or the Building without Landlord’s prior written consent. In the event Landlord installs a new monument sign at the Project, Tenant will have the right to a listing on such monument sign at a level which corresponds to the Rentable Area of the Premises as compared to the Rentable Area of the premises leased by third parties with right to such signage. Tenant shall have the right to place its identification signage for the Premises on the main entrance door of the Premises, in the second floor elevator lobby and the directory tablet of the Building lobby, which directory tablet listing shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place reasonably acceptable to Landlord. The Building directory tablet shall be provided exclusively for the display of the name and location of Building tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Tenant shall have Signage rights for the Premises substantially consistent with the Signage permitted for other comparable Tenants in the Project, as Landlord reasonably determines. At Landlord’s option, Landlord may install any such Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.
     12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design as indicated on Landlord’s as-built plans for the Building and such equipment shall be placed in a location designed to carry the weight of such equipment.
     12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project; provided that the foregoing shall not prohibit Tenant from operating the Tenant Generator (as defined in Section 16.10 below) for emergency use requirements, nor from testing and performing regular maintenance on the equipment and machinery installed in the Premises and the Tenant Generator at times reasonably approved by Landlord.
     12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building or the Project, or injure them, (b) cause, maintain or permit any nuisance or waste in, on or about the Premises, the Building or the Project or (c) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.
     12.11. Landlord shall be responsible for ensuring that the Common Areas comply with the ADA (which cost may be included in Operating Expenses to the extent permitted by Article 9 above) and that any non-compliance conditions existing as of the date of this Lease be remedied by Landlord as part of the Landlord’s Work. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises after the Substantial Completion of Landlord’s Work (and any Tenant Alterations thereto, including the Tenant Improvements and Expansion Space Tenant Improvements) with the ADA, and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
     12.12. Subject to (a) use of the loading dock and appurtenant parking by other tenants of the Building and the Project (provided that such other tenants will have no higher priority to use the loading dock than Tenant) and (b) the other provisions of this Lease, Tenant shall have access to and use of the loading dock and the parking areas twenty-four (24) hours per day seven (7) days per week.
13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.
     13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations reasonably adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations with respect to the Building Common Area and Project Common Areas as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations.

Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations; provided, that Landlord shall endeavor to enforce the Rules and Regulations in a non-discriminatory manner.
     13.2. This Lease is subject to any covenants, conditions or restrictions that are currently recorded, or may in the future be recorded, on the Project or Property (the “CC&Rs”),as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder nor materially increase Tenant’s occupancy costs for the Premises. Tenant shall comply with the CC&Rs.
     13.3. Tenant shall have a non-exclusive, irrevocable license, which license shall be appurtenant to Tenant’s leasehold interest in the Premises, to use Tenant’s Pro Rata Share of parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project during the Term, as the same may be extended pursuant to the terms hereof, at no additional cost to Tenant. The parking ratio for the Project is approximately three and two tenths (3.2) spaces per one thousand (1,000) square feet of Rentable Area (“Parking Ratio”). Tenant will not be charged a separate fee for parking, other than the parking repairs and maintenance costs charged to Tenant as Operating Expenses pursuant to Article 9.
     13.4. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord shall act reasonably to ensure that no other tenant or occupant of the Project is overburdening the parking facilities of the Building. In the event Tenant notifies Landlord that Tenant reasonably believes the parking facilities are becoming overcrowded such that Tenant is unable to utilize Tenant’s Pro Rata Share of parking facilities serving the Building, Landlord will endeavor to take reasonable steps to alleviate such overcrowding. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof to an amount not less than the Parking Ratio above. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.
     13.5. Landlord reserves the right to modify the Common Areas (including the Amenities Building), including the right to add or remove exterior and interior landscaping and to subdivide real property; provided, however, such modifications shall not materially increase Tenant’s Pro Rata Share of Operating Expenses under this Lease and shall not materially diminish Tenant’s use of or access to the Premises (including elements of the Common Areas reasonably necessary for Tenant’s use of the Premises, e.g. driveways, interior roads and parking areas) nor Tenant’s interest in the Amenities Building Services. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

     13.6. Subject to Article 17 of this Lease, relating to the procedures for design, approval and construction of Alterations, Article 21 of this Lease regarding Tenant’s obligations with respect to Hazardous Materials, and to all Applicable Laws, Tenant shall have the right to install or construct, from time to time, a Hazardous Materials storage facility within the Common Area in a location in proximity to the Building reasonably acceptable to Landlord and classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, which may be used by Tenant for temporary Hazardous Materials waste storage (the “Hazardous Materials Storage Shed”). The Hazardous Materials Storage Shed shall not exceed fifteen feet (15’) in diameter, nor shall it exceed fifteen feet (15’) in height without Landlord’s consent. Landlord hereby acknowledges that an underground water line and electrical power conduit may be required to provide fire-sprinkler protection and safety and security systems for the Hazardous Materials storage facility, and agrees that Tenant shall have the right to trench between the Building and such storage facility for the purpose of installing underground piping and conduit for such purposes. Tenant’s installation and use of the Hazardous Materials Storage Shed shall be at no additional Rent for the use of such facilities (nor shall the area of such storage facility be incorporated into any conversion factor used in the determination of rentable area of the Premises for the purpose of Tenant’s Building or Project Pro Rata Share). Landlord shall have the right (to be exercised at the time of Tenant’s request for Landlord’s consent) to construct such Hazardous Materials Storage Shed, in its sole and absolute discretion, and to require Tenant to remove any such improvements installed by Tenant and restore the area in which it is located to their prior use and appearance upon the expiration or earlier termination of the Term. In addition to the Hazardous Materials Storage Shed, Tenant shall also have the right to store, in a secure manner (in a small fenced enclosure or similar protected area) and location adjacent to the exterior of the Building, any compressed gas storage tanks required for Tenant’s Permitted Use in the Premises. The cost for permitting, constructing, maintaining and removing any such improvements shall be payable by Tenant. Unless specified by Landlord pursuant to the provisions of Article 17, the Hazardous Materials Storage shed shall remain in the Common Areas upon Tenant’s surrender of the Premises and shall be the property of Landlord.
14. Project Control by Landlord.
     14.1. Subject to the limitations of Section 13.5, Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s access, use and enjoyment of the Premises and appurtenant rights as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances; provided that the foregoing shall not: (i) materially impair access to and from the Premises from the parking areas or (ii) otherwise unreasonably interfere with Tenant’s access to and use of the Premises, the parking areas and the Common Areas adjacent to the Building in any material manner without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole discretion.
     14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord for maintenance, repairs and alterations, subject to the provisions of this Lease.
     14.3. Tenant shall, at Landlord’s request (and at Landlord’s expense to the extent legal review is reasonably required to determine the impact of such documents on Tenant’s rights under this Lease), promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.
     14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior written (for which notice an email communication to Tenant’s facilities manager shall suffice) notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry) and subject to Tenant’s reasonable security and safety requirements(which may be provided to Landlord from time to time, as reasonably determined by Tenant to be appropriate for the protection of Tenant’s research and other proprietary activities and information in the Premises), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary under the circumstances to enter the Premises, and any such emergency entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Notwithstanding anything to the contrary contained herein, because of the proprietary nature of the materials and information in the Premises and the potential for material harm to Tenant’s business in the event such information were compromised, Tenant is hereby granted the right to designate certain portions of the Premises as “Secured Area(s)” and reserves the right to install door locks or other access control systems as necessary to secure such Secured Area(s), and Landlord agrees not to enter such Secured Area(s) except in the case of an emergency (as set forth above), unless it shall have first obtained Tenant’s consent and Tenant has a reasonable opportunity to have a representative present (at the option of Tenant). Tenant hereby releases Landlord and waives any Claim against Landlord arising out of or related to Landlord’s inability to gain timely access to the Secured Areas.
15. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises or Tenant’s use of the parking facilities and other Common Areas of the Building, except as permitted by this Lease.
16. Utilities and Services.
     16.1. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Landlord shall install separate water, gas and electrical meters or submeters for the Premises as part of the Landlord’s Work, and such meters shall be registered in Tenant’s name for direct payment to the applicable utility providers. If any other such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord based on Tenant’s usage) of all charges of such utility jointly metered with other premises as Additional Rent. To the extent that Tenant uses more than Tenant’s proportional share of any utilities that are not separately metered to Tenant, including utilities for the Common Areas, then Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses. In the event that the Building is less than fully occupied, Tenant acknowledges that Landlord may extrapolate the cost of water and sewer that vary depending on the occupancy of the Building, by dividing (a) the total cost of water and sewer usage by (b) the Rentable Area of the Building that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Building; provided that such adjustment shall not result in an increase in Tenant’s cost of such water and sewer fees in excess of ten percent (10%) above the cost of such water and sewer fees that would be payable by Tenant prior to making such adjustment. Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z); provided, however, that Landlord shall not recover more than one hundred percent (100%) of such water and sewer costs.
     16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; other causes beyond Landlord’s control (collectively, “Force Majeure”) or Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding the foregoing, or anything to the contrary in this Lease, if as a result of Landlord’s gross negligence or willful misconduct, for more than three (3) consecutive business days following written notice to Landlord: (a) HVAC or electricity services to all or a material portion of the Premises is interrupted or is unable to support Tenant’s normal occupancy requirements for the Permitted Use, or (b) an interruption of other essential utilities and building services, such as fire protection or water, prevents the use or occupancy of all or a material portion of the Premises for the Permitted Use (including biotechnology manufacturing to the extent biotechnology manufacturing is a Permitted Use), then Tenant’s Base Rent and Operating Expenses (or an equitable portion of such Base Rent and Additional Rent based on the impact of such interruption on Tenant’s business operations, to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s continued use and occupancy of the Premises for Permitted Use purposes, as for example, bringing in portable air-conditioning equipment or potable water supplies, then there shall not be an abatement of Base Rent. In any such event, regardless of cause, Landlord shall diligently pursue the repair of such utilities and services. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of an interruption of services to the Premises caused by Landlord’s gross negligence or willful misconduct. The foregoing provisions shall not apply in case of the actions of parties other than Landlord, in the case of simple negligence of Landlord, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 24 of the Lease). In addition to Tenant’s abatement rights set forth above, in the event that Tenant is prevented from using all or a portion of the Premises due to the failure to furnish any utility or essential building service (including due to a failure to repair and maintain as required by Article 18 of this Lease) and such failure or circumstance continues for more than one hundred thirty five (135) consecutive days, Tenant shall have the right to terminate this lease upon five (5) business days notice to Landlord as a result of such extended interruption. The foregoing provision shall not apply in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 24 of the Lease).
     16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.
     16.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building or the Project as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share of the Building as usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant’s Pro Rata Share of the Building’s capacity to provide such utilities or services. Notwithstanding the foregoing, should Tenant desire increased ventilation, air exchange, gas, steam, electricity or water in the Building or Project, Tenant may offer to pay for all costs to increase the Building or Project capacity and Landlord shall consider such request in its reasonable discretion.

     16.5. Without limiting Tenant’s right to install supplemental equipment and system improvements within the Premises as part of the Tenant Improvements and subsequent Alterations (subject to Landlord’s applicable approval rights), if Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.
     16.6. Utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.
     16.7. Landlord shall provide the Amenities Building Services as set forth in this Lease throughout the Term and the cost of such Amenities Building Services shall be a Project Operating Expense.
     16.8. Landlord shall provide water in the Building Common Area for lavatory purposes only and such water shall be separately metered for the Building Common Area; provided, however, that if Landlord determines that Tenant requires, uses or consumes water in the Common Area for any purpose other than ordinary lavatory purposes, then Tenant shall pay Landlord for such excess Common Area water usage in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses.
     16.9. Landlord reserves the right (with such notice as is practical under the circumstances, if any) to stop service of the elevator, plumbing, ventilation, air conditioning, electric systems and Amenities Building Services when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and except as provide in Section 16.2 above, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure. Landlord shall use commercially reasonable efforts in exercising its rights pursuant to this Section in a manner so as to minimize or prevent interference with Tenant’s use of, or access to the Premises and to perform such repairs outside of normal business hours.
     16.10. Tenant shall be entitled to use up to its proportionate share of power from the Landlord’s existing emergency backup generator (the “Generator”) on a non-exclusive basis with other Tenants in the Building. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose; provided Landlord will conduct regular testing and maintenance of the

Generator. Landlord shall maintain the Generator in good working condition, but shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. The provisions of Section 16.2 of this Lease shall apply to Landlord’s existing Generator, and shall not affect Tenant’s operation or maintenance of any Tenant Generator that may be installed by Tenant during the Lease Term as a trade fixture of Tenant in the Project Common Areas adjacent to the Building as hereinafter provided: Landlord acknowledges that Tenant may determine that a separate emergency backup generator under Tenant’s control may be appropriate to protect its operations in the Premises, and therefore, Landlord agrees that Tenant shall have the right to install, as part of the initial Tenant Improvements or as subsequent Alterations, Tenant’s own separately dedicated emergency generator on or about the Building (the “Tenant Generator”) in locations reasonably acceptable to Landlord, provided that, (a) such installation complies with all Applicable Laws and provisions of this Lease, and (b) in the event that Tenant pays for the cost of the Tenant Generator (and the cost thereof is not paid out of the TI Allowance), the Tenant Generator and related equipment shall be deemed a Tenant trade fixture, which shall remain Tenant’s personal property and will be removed by Tenant upon the expiration or earlier termination of this Lease.
     16.11. For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems at levels required for the Permitted Use only (“HVAC”) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. The costs and expenses of Landlord’s operation, maintenance, repair or replacement of the aforementioned HVAC shall be considered Operating Expenses of the Building. Notwithstanding anything to the contrary in this Section, (except as provided in Section 16.2 above) Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment. Pursuant to the terms of the Work Letter, Tenant shall be permitted to install as part of the Tenant Improvements, its own separate, dedicated package HVAC units to exclusively serve the Premises (the “Tenant HVAC System”). Tenant shall be responsible for the operation and maintenance and all associated costs of the Tenant HVAC System. The Tenant HVAC System shall remain in the Premises upon Tenant’s surrender of the Premises and shall be the property of Landlord.
     16.12. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report for laboratories such as Labs21®, about which information can be found at www.labs21century.gov), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; provided that none of the foregoing results in more than a de minimus cost to

Tenant and is readily obtainable from the utility provider. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months following payment thereof, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to timely comply with the reporting requirements in this Section, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact for the purpose of Landlord collecting utility usage information directly from the applicable utility providers.
17. Alterations.
     17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion; and provided, further, that the Expansion Space Tenant Improvements shall be governed by Articles 4 and 43 hereof and the Work Letter, rather than this Article. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations in all cases as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) in any one instance, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations. Subject to the provisions of this Lease and all Applicable Laws, Tenant shall have the right, to (A) construct and install the Hazardous Materials Storage Shed and a compressed gas storage area in a portion of the Common Areas as provided in Section 13.6 above; (B) install rooftop antennae or satellite dishes, and solar panels, on its Pro Rata Share of the Building’s roof for Tenant’s sole use for administration of its business or research in the Premises, or for generation of electricity, in accordance with Article 40 of this Lease, (C) install a Tenant Generator, as provided in Section 16.10 above, and (D) install and maintain its own security system for the Premises (including card readers, cameras and on-site security guards) all of which unless otherwise specified by Landlord pursuant to this Article 17 (other than the Tenant Generator or on-site security guards hired by Tenant) shall remain in at the Project upon Tenant’s surrender of the Premises and shall be the property of Landlord.
     17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
     17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.
     17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (excluding Cosmetic Alterations, and otherwise only to the extent “as-built” drawings and CADD modifications are typically provided for such Alterations or in the event such “as-built” drawings and CADD modifications are actually obtained by Tenant) or files in such other current format in common use as Landlord reasonably approves or requires showing any changes in the Premises.
     17.5. Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work; provided that no bond will be required unless such Alterations cost in excess of Two Hundred Fifty Thousand Dollars ($250,000).
     17.6. Other than the Tenant Generator, all Alterations, attached equipment, attached decorations, fixtures, trade fixtures, additions and improvements which are paid for by Landlord, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and walk-in refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, any equipment, trade fixtures, appliances, laboratory benches and equipment, fume hoods, refrigerators or freezers or similar items which Tenant pays for, shall be and remain Tenant’s property regardless of the method of attachment to the Premises. The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. All Tenant Improvements or Alterations attached to the Premises (other than Tenant’s trade fixtures and equipment so long as such trade fixtures and equipment were paid for by Tenant in which case such trade fixtures and equipment may be removed by Tenant so long as Tenant repairs any damage caused by such removal) shall be the property of Landlord.
     17.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property and Signage from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
     17.8. Except as to those items listed on Exhibit H attached hereto (which Exhibit may be updated by Tenant from and after the Term Commencement Date, but in each case only upon receipt of Landlord’s prior written approval of such updates in accordance with the procedures set forth hereafter), all initial Tenant Improvements, all business and trade fixtures paid for by Landlord, built-in machinery and equipment paid for by Landlord, built-in furniture and cabinets, future Alterations which are affixed to the Premises (excluding any later installed trade fixtures and equipment paid for by Tenant, which will remain Tenant’s property whether or not included in Exhibit H), installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. Following the Term Commencement Date, and prior to the commencement of any work relating to any Alterations occurring thereafter, Tenant shall have the ability to update Exhibit H by submitting such updated Exhibit H to Landlord at least twenty (20) days prior to the installation at the Premises of any items requested to be included on Exhibit H by Tenant. Within twenty (20) days of Landlord’s receipt of Tenant’s updated Exhibit H, Landlord shall notify Tenant whether or not Landlord approved the updated Exhibit H. If Landlord fails to respond within such twenty (20) day period, Tenant shall provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within ten (10) days after delivery of such reminder notice shall be deemed approval by Landlord of the updated Exhibit H as submitted to Landlord. Any property or equipment which is not attached or built in to the Premises will be and remain Tenant’s personal property removable at any time by Tenant. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property, provided that any remaining amounts shall be promptly delivered to Tenant.
     17.9. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, Landlord’s Work and Expansion Space Tenant Improvements made pursuant to the Work Letter without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
     17.10. Tenant shall pay to Landlord an amount equal to one percent (1%) of the cost to Tenant of all Alterations installed by Tenant or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of inadequate clean-up.
     17.11. Within sixty (60) days after final completion of any Alterations performed by Tenant in the Premises or Common Areas, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations performed by Tenant, together with supporting documentation reasonably acceptable to Landlord, and appropriate lien waivers and releases indicating that the contractor and subcontractors engaged in such work have been fully paid (or evidence that appropriate bonding has been obtained for the cost of any work that is subject to a payment dispute).
     17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.
     17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.
     17.14. As used in this Lease, “Alterations” do not include the Landlord’s Work and Tenant Improvements and Expansion Space Tenant Improvements to be constructed pursuant to the attached Work Letter.
18. Repairs and Maintenance.
     18.1. Landlord shall repair and maintain the structural and exterior portions of the Building and all Common Areas of the Building and the Project, including, without limitation, the roof membrane and covering materials; foundations; floor/ceiling slabs, columns, beams, shafts, exterior walls; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; and electrical systems installed or furnished by Landlord. Subject to the provisions of this Lease and the limitations of Section 9.1(b), if any, any costs incurred by Landlord pursuant to this Section 18.1 shall constitute Operating Expenses, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant, or its agents, contractors, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

     18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, but only to the extent any of the foregoing were installed by Tenant (i.e. Tenant shall not be required to remove any telephone and data systems, wiring and equipment existing in the Premises as of the Execution Date) and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than (a) pursuant to the terms and provisions of the Work Letter and (b) performing the Landlord’s Work.
     18.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.
     18.4. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease; provided that Landlord shall endeavor to cause any such person to perform any such work in a commercially reasonable manner which minimizes interference with Tenant’s use and enjoyment of the Premises.
     18.5. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.
     18.6. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.
19. Liens.
     19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) business days after the filing thereof, at Tenant’s sole cost and expense.
     19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.
     19.3. In the event that Tenant leases or finances the acquisition of office, laboratory or manufacturing equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within thirty (30) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. Landlord shall endeavor to cooperate with Tenant in the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, and shall execute a Landlord’s waiver and consent in connection with such lease or equipment financing; provided such waiver and consent is in a form approved by Landlord in its reasonable discretion.
20. Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further factual information of which Tenant has or should have actual knowledge with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.
21. Hazardous Materials.
     21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, or if contamination of the Premises by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (a) migration of Hazardous Materials from outside the Premises not caused by Tenant or its employees, agents, contractors or invitees or (b) to the extent such contamination is solely caused by Landlord’s gross negligence or willful misconduct), then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination or in compliance with Applicable Laws if the foregoing is not possible; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. In the event Landlord receives notice of a Claim for which Tenant is obligated to indemnify Landlord pursuant to this Section 21.1, then Landlord shall (i) promptly provide notice to Tenant of such Claim and (ii) not enter into any settlement agreement without the express written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Article 21 to the contrary, Tenant’s indemnification obligation under this Section 21.1 shall not extend to contamination of the soils or groundwater of the Project by Hazardous Materials that migrate onto the Project from adjacent properties, or which are caused by defects or breaks in the underground sewer piping of the Project, except to the extent that such contamination is attributable to the use or disposal of Hazardous Materials by Tenant or its agents, employees, contractors or invitees.
     21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. Landlord will reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in Tenant’s efforts to obtain or close any Hazardous Materials licenses required for the operation of Tenant’s business, including a radioactive license. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Project. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion), except as follows: (a) Tenant may install one (1) above-ground storage tank (not to exceed two thousand (2,000) gallons) associated with the Tenant Generator, subject to Landlord’s reasonable approval and approval by the City of Newark; and (b) Tenant may install one above-ground storage tank (not to exceed sixty (60) gallons) as part of the Hazardous Materials Storage Shed improvements permitted under Section 16.1 above, subject to Landlord’s reasonable approval and approval by the City of Newark); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.
     21.3. Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if Tenant has asked Landlord to consent to a proposed transfer, assignment or sublease of this Lease, it shall not be unreasonable for Landlord to withhold its consent to such proposed transfer, assignment or subletting if the proposed transferee, sublessee or assignee (a) has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question, or (b) is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials. Tenant represents and warrants that it (a) has not been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question, or (b) is not subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials.
     21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of Tenant’s obligations under this Lease.
     21.5. If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises or are hereafter placed on the Premises by Tenant or by any other party if such storage tanks are utilized by Tenant, then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such underground or other storage tanks, in which case Tenant’s responsibilities for such tanks are as set forth in this Section 21.5.
     21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.
     21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.
     21.8. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.
     21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable.
     21.10. Landlord shall indemnify Tenant against any and all Claims resulting from the presence of Hazardous Materials in, on or under the Project (a) in violation of Applicable Laws as of the Execution Date, unless placed at the Project by Tenant or its affiliates, employees, agents or contractors or (b) caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.
     21.11. Landlord represents and warrants that, as of the Execution Date, to its knowledge, no Hazardous Materials exist in the Project, Premises or the Common Area in violation of Applicable Laws other than as may be disclosed in that certain Phase I Environmental Site Assessment dated as of July 11, 2006, prepared by URS Corporation, which shall constitute the baseline environmental condition of the Premises (the “Baseline Phase 1”) and, notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to perform any remediation recommendations that are inconsistent with the Baseline Phase 1 environmental condition of the Premises.
22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant gave Landlord reasonable assurances that other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) will not be subjected to an Odor Nuisance (as defined below), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations in the Premises. However, Landlord and Tenant acknowledge that the nature of Tenant’s business and the Permitted Use will result in certain odors and fumes, which will be abated in accordance with this Article 22. Landlord and Tenant therefore agree as follows:
     22.1. Tenant shall not cause or conduct any activities that would cause an Odor Nuisance. For purposes of this Article 22, an “Odor Nuisance” means any release of any offensive or noxious odors or fumes from the Premises, which release either creates a nuisance or materially and adversely impacts any portion of the Building, the Project or the use of any portion of the Building or Project by other tenants.
     22.2. Tenant shall design and construct ventilation equipment as part of the Tenant Improvements to be constructed in the Premises. The parties anticipate that the above referenced ventilation equipment is adequate, suitable, and appropriate to vent the Premises in a manner that will prevent an Odor Nuisance and Tenant shall vent the Premises through such system. If an Odor Nuisance exists at any time, Tenant shall, in compliance with Applicable Laws, make any changes to the ventilation system which Tenant determines are necessary to abate the Odor Nuisance. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment to be installed by Tenant shall be subject to Landlord’s approval, which approval Landlord may not unreasonably withhold, condition or delay.

     22.3. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in a manner free of any Odor Nuisance and Landlord may require Tenant to abate any such Odor Nuisance in a manner that goes beyond the requirements of Applicable Laws in accordance with Section 22.6 below.
     22.4. In the event that at any time during the Term, Landlord receives complaints from other tenants or occupants of the Building or Project of an Odor Nuisance, Landlord and Tenant will work together to reasonably resolve any odor issues. In such event, Tenant shall, at Tenant’s sole cost and expense, use commercially reasonable efforts to install odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever similar equipment may be available at reasonable cost) to remove, eliminate and abate any Odor Nuisance. Any work Tenant performs under this Section shall constitute Alterations.
     22.5. Tenant’s responsibility to remove, eliminate and abate any Odor Nuisance shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate any Odor Nuisance.
     22.6. If after Tenant has implemented measures pursuant to Section 22.4 and if such measures have failed to abate the Odor Nuisance, then Landlord shall notify Tenant what additional measures Landlord requests Tenant to undertake to abate the Odor Nuisance. In the event Tenant fails to take such measures or otherwise abate the Odor Nuisance within ten (10) business days after Landlord has notified Tenant of the requested measures (the “Odor Cure Period”), then, Landlord may, without limiting Landlord’s other rights and remedies and upon twenty-four (24) hours notice to Tenant, purchase and install such odor control equipment within the Premises or the Building Common Areas as contained in Landlord’s prior notice; provided that such corrective work will be completed in, on or to the ventilation system. Landlord will perform any such work in a commercially reasonable manner and so as to minimize interference with Tenant’s business operations. The cost of any corrective work will be split equally between Landlord and Tenant up to a maximum of $60,000.00 in the aggregate, and any costs in excess of that cap will be Landlord’s sole responsibility. Notwithstanding the foregoing, if Tenant’s installation of requested odor control equipment cannot be completed within the Odor Cure Period as a result of Tenant having to order lead time items such as filters, air cleaners, scrubbers and similar equipment, then Landlord shall not purchase and install odor control equipment in accordance with this Section so long as Tenant has ordered the lead time items within the Odor Cure Period and thereafter diligently prosecutes the installation of such equipment to completion.
23. Insurance; Waiver of Subrogation.
     23.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.
     23.2. In addition, Landlord shall carry public liability insurance with a single limit of not less than Five Million Dollars ($5,000,000) for death or bodily injury, or property damage with respect to the Project.
     23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence for death or bodily injury and property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).
     23.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies authorized to do business in the state in which the Project is located and having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.
     23.5. Except to the extent any leasehold improvements are insured by Landlord (in which case the proceeds of such insurance shall be utilized to restore such improvements in accordance with Section 24.7 below), Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.
     23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.
     23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage (or would have been covered had the insuring party carried the insurance required under the provisions of this Lease). Such waivers shall continue so long as they are available at a commercially reasonable rate. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a material premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) business days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.
     23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.
     23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.
     24.1. In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Building or the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (w) repairs of such damage are reasonably estimated to be completed prior to the last twenty-four (24) months of the current Lease Term, (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty (in accordance with a Damage Repair Estimate, as defined below), (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense, subject to the caps set forth in Article 9) (Landlord’s decision to self-insure or failure to otherwise maintain the insurance required under Section 23.1 of this Lease shall cause this clause (y) to be deemed satisfied regardless of the amount of insurance proceeds received by Landlord) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors (a “Required Restoration Event”), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.
     24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage falls under Section 24.1 or this Section 24.2), if (i) in Landlord’s determination as set forth in the Damage Repair Estimate (defined below), the Affected Areas cannot be restored within twelve (12) months after the date of such casualty, (ii) subject to Section 24.6, the Affected Areas are not actually repaired within twelve (12) months after the date of such casualty, or (iii) the damage and destruction occurs within the last twelve (12) months of the current Lease Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination no later than fifteen (15) days after Landlord delivers Landlord’s Damage Repair Estimate (or, subject to Section 24.6, in the event the Affected Areas are not restored within twelve (12) months after the date of such casualty, at any time following such twelve (12) month period).
     24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimated assessment of the period of time in which the repairs will be completed (“Damage Repair Estimate”), which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

     24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
     24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.
     24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration (in which case Tenant will be permitted to terminate this Lease by providing written notice to Landlord). In no event shall any Force Majeure event pursuant to this Section 24.6 exceed eighteen (18) months.
     24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant except as provided in Section 23.5 above, and in the event Landlord maintains insurance on any leasehold improvements, Landlord shall fund such insurance proceeds toward the cost of repair, restoration or reinstatement of such improvements. In the event Tenant has elected to upgrade certain improvements, Landlord shall, upon the need for replacement due to an insured loss, provide only the building standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.
     24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor; provided that in the event Landlord does not elect to make such repairs, this Lease shall terminate effective as of the date of such damage or destruction.

     24.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in Default under this Lease, and subject to the requirements of any Lender of Landlord.
     24.10. In the event of damage and destruction to the Premises, Building or Common Areas, Landlord will consider, in its sole discretion, based on market factors in existence at the time of such damage and destruction, executing a lease if requested by Tenant for temporary or replacement premises in vacant space in the Project or other buildings in the Newark area owned by Landlord upon terms to be negotiated at such time.
25. Eminent Domain.
     25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking (a “Material Taking”), Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
     25.2. In the event of a taking that does not amount to a Material Taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.
     25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense, (b) the costs of Tenant moving to a new location and (c) other leasehold damages suffered by Tenant and compensable by Applicable Law as set forth in the specific award. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.
     25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.
26. Surrender.
     26.1. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey (to the extent such conditions or recommendations are Tenant’s responsibility pursuant to this Lease and do not relate to any conditions identified in the Baseline Phase I). Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.
     26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord (provided no acceptance of surrender will be required if it occurs at the end of the Term of this Lease).
     26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.
     26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.
27. Holding Over.
     27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

     27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term. In addition, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent for a period of more than three (3) months, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.
     27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
     27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
28. Indemnification and Exculpation.
     28.1. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’, contractors’ or invitees’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct or gross negligence. In the event Landlord receives notice of a Claim for which Tenant is obligated to indemnify Landlord pursuant to the preceding sentence, the Landlord shall (x) promptly provide notice to Tenant of such Claim and (y) not enter into any settlement agreement without the express written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.
     28.2. Notwithstanding any provision of Section 28.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.
     28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

     28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.
     28.5. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant and its employees, agents and contractors harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising out of Landlord’s gross negligence, willful misconduct or breach of this Lease.
     28.6. Except as otherwise provided herein or as may be provided by law in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall either Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease.
     28.7. The provisions of this Article shall survive the expiration or earlier termination of this Lease.
29. Assignment or Subletting.
     29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant, or that becomes a parent, or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation or public offering or sale of stock, membership or partnership interests or assets (“Tenant’s Affiliate”), provided that Tenant shall notify Landlord in writing at least thirty (30) but not more than ninety (90) calendar days prior to the effectiveness of such Transfer (if prior notice is permissible in accordance with Applicable Laws and is not prohibited by the terms of any acquisition agreement, and if prior notice is not permissible, Tenant shall provide notice of such Transfer as soon as any such notice is permitted pursuant to Applicable Laws or the terms of any acquisition agreement) to Tenant’s Affiliate (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) at least fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. An Exempt Transfer shall also include a public or private placement or offering of stock in Tenant to raise additional capital, including any initial public offering of such stock (collectively, an “Additional Funding”), so long as following any such Additional Funding, Tenant remains substantially the same legal entity that exist prior to such Additional Funding. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.
     29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) calendar days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.
     29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.8 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.
     29.4. As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:
          (a) Tenant shall remain fully liable under this Lease during the unexpired Term;

          (b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;
          (c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request (provided that such costs and expenses do not exceed Two Thousand Five Hundred Dollars ($2,500) in any one instance);
          (d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises and provided that nothing contained in this Section 29.4(d) shall be construed to entitle Landlord to any consideration attributable to any intellectual property or goodwill of Tenant) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after deductions for any transaction costs incurred by Tenant, including reasonable marketing expenses, tenant improvement allowances actually provided by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;
          (e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;
          (f) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;
          (g) Tenant shall not then be in default hereunder in any respect;
          (h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;
          (i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

          (j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;
          (k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;
          (l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and
          (m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.
     29.5. Any Transfer that is not in compliance with the provisions of this Article shall be void.
     29.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.
     29.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.
     29.8. Intentionally Omitted.
     29.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.
30. Subordination and Attornment.
     30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. As of the Execution Date, there is no deed of trust encumbering the Project.
     30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord, provided that such instrument contains commercially reasonable non-disturbance covenants of the Mortgagee and that Tenant’s occupancy and rights under this Lease shall not be materially and adversely modified as long as Tenant is not in Default under this Lease. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any commercially reasonable document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.
     30.3. Upon written request of Landlord and opportunity for Tenant to review and approve (which Tenant shall not unreasonably withhold, condition or delay), Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.
     30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.
31. Defaults and Remedies.
     31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity. Notwithstanding the foregoing, Landlord shall not assess a late charge in accordance with this Section 31.1 until Landlord has given written notice of the payment default for the first late payment in any twelve (12) month period, and only if Tenant has not cured such default within five (5) days after receipt of such notice. No other notices shall be required during the twelve (12) months following such notice for a late charge to be incurred in accordance with this Section 31.1.
     31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.
     31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.
     31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
          (a) [intentionally omitted];
          (b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant;
          (c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant,

          where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than thirty (30) days after Tenant’s receipt of written notice from Landlord;
          (d) Tenant makes an assignment for the benefit of creditors;
          (e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets and such action is not dismissed within thirty (30) days;
          (f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary proceeding commenced under any chapter of the Bankruptcy Code;
          (g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;
          (h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or
          (i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.
          Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
     31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord have the right to do any or all of the following:
          (a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to do stop work;
          (b) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and
          (c) Terminate this Lease by any lawful means, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:
               (i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus
               (ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
               (iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
               (iv) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus
               (v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
As used in Subsections 31.5(c)(i) and 31.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.
     31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:
          (a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or
          (b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.
Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.
     31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.
     31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:
          (a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;
          (b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;
          (c) Third, to the payment of Rent and other charges due and unpaid hereunder; and
          (d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
     31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

     31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.
     31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.
     31.12. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, unless such remedy is granted by a court of competent jurisdiction, except as may otherwise be expressly set forth in this Lease.
     31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.
32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:
     32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;
     32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

     32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or
     32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
33. Brokers. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Randy Scott of Cornish & Carey, Palo Alto (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease (except for GVA Kidder Matthews which represents Landlord). Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.
     33.1. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.
     33.2. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.
     33.3. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.
35. Limitation of Landlord’s Liability.
     35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project of which the Premises are a part, (b) rent or other income or insurance or condemnation proceeds from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project of which the Premises are a part.
     35.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

     35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.
36. Intentionally Omitted.
37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
38. Confidentiality. Landlord and Tenant shall keep the terms and conditions of this Lease and any information provided to Landlord or Tenant or their respective employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, side letters, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws (including to comply with any Securities Exchange Commission (“SEC”) regulations) or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.
39. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery,

overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
40. Rooftop Installation Area.
     40.1. Tenant may use those portions of the Building identified as a “Rooftop Installation Area” on Exhibit A attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas, deionized water stills, solar panels, dedicated rooftop exhaust ducts, ventilation equipment, HVAC units and related equipment and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use. Tenant shall have the right to install exhaust fans as part of Tenant’s Rooftop Equipment (provided that any such installations shall be made in compliance with this Lease and all Applicable Laws and subject to Landlord’s approval, in Landlord’s reasonable discretion).
     40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense (which may be funded from the TI Allowance if such equipment is installed as part of the Tenant Improvements or Expansion Space Tenant Improvements), at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.
     40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.
     40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).
     40.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.
     40.6. Unless specified by Landlord pursuant to the provisions of Article 17, Tenant’s Rooftop Equipment shall remain in the Rooftop Installation Area upon Tenant’s surrender of the Premises and shall be the property of Landlord.
41. Miscellaneous.
     41.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.
     41.2. To induce Landlord to enter into this Lease, Tenant agrees that, if Tenant is not then a publicly traded company on a United States exchange, Tenant shall (a) promptly furnish to Landlord, from time to time (but not more than twice per calendar year), upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition and (b) within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s audited year-end financial statements for the previous year; provided, that as long as the common stock of Tenant (or its permitted assigns) is publicly-traded and such information is available as part of Tenant’s (or its permitted assigns’) 10-K or 10-Q report filings on the SEC’s Edgar website, and such materials are current per SEC filing requirements, then the above requirements shall be fulfilled by such filings. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. This Section 41.2 shall not apply if Tenant is a publicly traded entity and nothing in this Section 41.2 shall require Tenant to create audited financial statements if Tenant does not otherwise do so in the ordinary course of its business.
     41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
     41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.
     41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
     41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     41.7. [Intentionally Omitted].
     41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.
     41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.
     41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

     41.11. Upon Tenant’s written request and payment of the costs associated therewith, Landlord shall record a short form or memorandum of this Lease in the form attached hereto as Exhibit K. Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.
     41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
     41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.
     41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.
     41.15. Landlord and Tenant guarantee, warrant and represent that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.
     41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
     41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord or Tenant of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.
     41.18. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

42. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term by five (5) years (the “Option Term”) as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:
     42.1. Base Rent during the Option Term shall equal the fair market rent for similar premises in similar buildings in the cities of Newark and Fremont as of the commencement of the Option Term, including fair market rent increases (“FMR”). If Landlord and Tenant cannot agree on the FMR for the Option Term within thirty (30) days after the date on which Tenant notifies Landlord that it is exercising the Option, then, no later than an additional thirty (30) days thereafter (the “Submission Period”), Landlord and Tenant shall each furnish to the other a notice in writing (an “FMR Notice”) stating such party’s estimate of the FMR. Such notices shall be accompanied by a statement from a qualified, licensed real estate appraiser with at least ten (10) years’ experience in the Fremont/Newark area (an “Appraiser”) stating such Appraiser’s opinion of FMR. If only one (1) party’s Appraiser timely submits its opinion of FMR, such FMR shall be binding on Landlord and Tenant. If, within twenty (20) days after expiration of the Submission Period, Landlord and Tenant still cannot agree on the FMR, the two (2) Appraisers shall appoint a third qualified, licensed real estate appraiser (the “Referee”) within seven (7) days. If the Appraisers are unable to agree upon the selection of the Referee, then the Referee shall be selected within ten (10) days thereafter from among the Northern California panel of qualified Real Estate Industry Arbitrators of the American Arbitrator Association (the “Association”) pursuant to the Real Estate Industry Arbitration rules of the Association. The Referee shall, within thirty (30) days after appointment, render the Referee’s decision as to the FMR, which opinion shall be strictly limited to choosing one of the two determinations made by the Appraisers. The decision by the Referee shall be binding upon Landlord and Tenant, and each shall pay for its own appraisal. The cost of the Referee shall be shared equally by Landlord and Tenant. In determining FMR, Landlord, Tenant and, if applicable, the Appraisers and Referee shall each take into account all relevant factors, including, without limitation, (a) the size of the Premises and length of the Option Term, (b) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, and moving allowances, (c) Tenant’s creditworthiness and (d) the quality and location of the Building and the Project.
     42.2. The Option is not assignable separate and apart from this Lease.
     42.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the initial Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.
     42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

          (a) At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default; or
          (b) In the event that Tenant has defaulted in the performance of its obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.
     42.5. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 41.4 or Section 42.5.
     42.6. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the Option Term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a material non-monetary default within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has Defaulted under this Lease two (2) or more times.
43. Expansion Option.
     43.1. Subject to the conditions set forth in this Article and the rights of third parties existing as of the Effective Date of this Lease to the Expansion Space, Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Option”) to include up to approximately thirty thousand (30,000) square feet of contiguous Rentable Area in the Building, as more particularly shown on the floor plan attached hereto as Exhibit J (the “Expansion Space”). Notwithstanding anything to the contrary contained herein, in the event Landlord enters into negotiations with a third party to lease all or any portion of the Expansion Space during the Expansion Option Period (as hereinafter defined), Landlord will provide Tenant with written notice that it has a tenant interested in leasing the Expansion Space at the time it enters into a letter of intent or similarly agrees on general bona fide terms of leasing the Expansion Space (or portion thereof), which shall be made subject to Tenant’s right to exercise the Expansion Option, and Tenant shall have a period of ten (10) business days after its receipt of such notice to exercise the Expansion Option in accordance with the terms of this Article 43.
     43.2. Tenant may exercise the Expansion Option by providing Landlord, no later than the eighteen (18) month anniversary of the Term Commencement Date (the “Expansion Option Period”), with written notice that Tenant has elected to exercise the Expansion Option. Within ten (10) business days after exercising the Expansion Option, Tenant and Landlord shall enter into a written amendment to the Lease (the “Amendment”), which amendment shall provide, unless otherwise agreed in writing, (a) the date on which the Expansion Space shall be delivered to Tenant for Tenant’s construction of the Expansion Space Tenant Improvements (the “Expansion Space Delivery Date”), which date shall be no later than ten (10) business days after the date of full execution and delivery of the Amendment and the date upon which the Expansion

Space Base Rent will commence, which date shall be four (4) months after the Expansion Space Delivery Date (the “Expansion Space Rent Commencement Date”), (b) that the Premises under this Lease shall be increased to include the square feet of Rentable Area of the Expansion Space determined as of the Expansion Space Delivery Date, which Rentable Area shall be remeasured as of the Expansion Space Rent Commencement Date in accordance with the provisions of Article 6, (c) that Tenant’s lease of the Expansion Space shall terminate on the Term Expiration Date, (d) the Expansion Space Base Rent (as defined below), with the base rent applicable to the Expansion Space equal to the One and 70/100s Dollars ($1.70) per square foot of Rentable Area per month (the “Expansion Space Base Rent”), increasing by Ten Cents ($0.10) on each annual anniversary of the Expansion Space Rent Commencement Date in lease years two through five (2-5) (as applicable to the Expansion Space) and then by Seven Cents ($0.07) on each annual anniversary of the Expansion Space Rent Commencement Date in lease years six through eleven (6-11) (as applicable to the Expansion Space), (e) Tenant’s new Pro Rata Shares of Operating Expenses based upon the addition of the Expansion Space to the Premises (which new Pro Rata Shares will become effective as of the Expansion Space Rent Commencement Date), (f) the proportionate increase to the Security Deposit (which increase shall be payable to Landlord upon execution of the Amendment) and (g) that the tenant improvements in the Expansion Space (the “Expansion Space Tenant Improvements”) will be constructed by Tenant pursuant to the Work Letter at a cost to Landlord not to exceed (a) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (based upon One Hundred Twenty-Five Dollars ($125.00) per square foot of Rentable Area of Expansion Space (the “Expansion Space Base TI Allowance”) plus (ii) if properly requested by Tenant pursuant to this Article, One Million Five Hundred Thousand Dollars ($1,500,000) (based upon Fifty Dollars ($50.00) per square foot of Rentable Area of Expansion Space) (the “Expansion Space Additional TI Allowance”), for a total of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (based upon One Hundred Seventy-Five Dollars ($175) per square foot of Rentable Area, collectively the Expansion Space Base TI Allowance and the Expansion Space Additional TI Allowance (if properly requested by Tenant pursuant to Articles 4 and 43, respectively), shall be referred to herein as the “Expansion Space TI Allowance”). In all other respects, this Lease shall remain in full force and effect, and shall apply to the Expansion Space. The Expansion Space TI Allowance may be applied to the costs of (n) construction, with up to Five Dollars ($5.00) per square foot of Rentable Area available for wiring and cabling costs, (o) project management by Landlord (which fee shall equal one percent (1%) of the cost of the Expansion Space Tenant Improvements, including the Expansion Space Base TI Allowance and, if used by Tenant, the Expansion Space Additional TI Allowance), (p) space planning, project management, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits for the Expansion Space Tenant Improvements and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Expansion Space Tenant Improvements, (r) compliance of the Expansion Space Tenant Improvements with applicable building codes and regulations, including, without limitation, costs to build the Expansion Space Tenant Improvements in compliance with the ADA or Title 24 required as a result of the design of the Expansion Space Tenant Improvements, (s) costs and expenses for labor, material, equipment and fixtures. In no event shall the Expansion Space TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). All Tenant TI Allowances will be adjusted based upon the actual Rentable Area, as determined in accordance with the provisions hereof.
     43.3. For any savings on the Expansion Space Base TI Allowance, Tenant shall be entitled to a credit to the Expansion Space Base Rent equal to twelve-thousandths of one dollar ($.012) per square foot of Rentable Area per month for every dollar of the Expansion Space Base TI Allowance savings on the initial Expansion Space Tenant Improvements; provided, however, in no event shall the Expansion Space Base Rent be reduced below One Dollar ($1) per square foot of Rentable Area per month, subject to annual increase as provided above. If the Expansion Space Additional TI Allowance is disbursed by Landlord, (a) it shall be conclusive that there was no savings on the Expansion Space Base TI Allowance and (b) Expansion Space Base Rent shall be increased by twelve-thousandths of One Dollar ($.012) per square foot of Rentable Area per month for every dollar per square foot of Rentable Area of the Expansion Space Additional TI Allowance so disbursed, subject to annual increase as provided above.
     43.4. Tenant shall have until the date which is twelve (12) months after the Expansion Space Rent Commencement Date (the “Expansion Space TI Deadline”), to expend any unused portion of the Expansion Space Additional TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rent for the Expansion Space shall be increased or credited shall be determined (and Base Rent for the Expansion Space shall be increased or credited accordingly) as of the Expansion Space Rent Commencement Date and, if such determination does not reflect use by Tenant of all of the Expansion Space Additional TI Allowance, then such amount shall be determined again as of the Expansion Space TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “Expansion Space TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Expansion Space Rent Commencement Date and ending on the Expansion Space TI True-Up Date.
     43.5. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the Expansion Option during such period of time that Tenant is in Default under any provision of this Lease. Any attempted exercise of the Expansion Option during a period of time in which Tenant is so in Default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the Expansion Option if Landlord has given Tenant two (2) or more notices of Default under this Lease, whether or not the Defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Expansion Option.
     43.6. Notwithstanding anything in this Lease to the contrary, the Expansion Option shall expire on the date that is eighteen (18) months following the Term Commencement Date.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.
LANDLORD:

BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company
By:	/s/ Anne L. Hoffman
	Name:	Anne L. Hoffman
	Title:	Sr. Vice President, Development

TENANT: STEMCELLS, INC., a Delaware corporation
By:	/s/ Ken Stratton
	Name:	Ken Stratton
	Title:	General Counsel